UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2021

Moxian, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-37902	27-3729742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Room 911, Tower 2, Silvercord, 30 Canton Road, Hong Kong SAR

(address of principal executive offices) (zip code)

Tel: +852 2961 4888

(registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	MOXC	Nasdaq Capital Market

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

As previously announced, on August 27, 2020, Moxian, Inc (the “Registrant”) entered into a Share Exchange Agreement (the “Share Exchange Agreement”), with Btab Group, Inc (“BTAB”) for the exchange of (a) 59,270,000 shares of the common shares of BTAB for 59,270,000 shares of its new common shares and (b) 50,000,000 shares of BTAB Class B shares for 50,000,000 of its new Class A Preferred Shares.

On February 28, 2021, the Registrant and BTAB mutually agreed to terminate the Share Exchange Agreement, with immediate effect. Because the termination was by mutual agreement, neither party will bear any early termination fees or have any terms or conditions apply that are material to the Registrant.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective February 28, 2021, Mr. James Tan Meng Dong and Dr. David Cheang Sien Chan resigned as members of the Board of Directors of the Registrant. The resignations were for personal reasons and were not the result of any disagreement with the Registrant, the Registrant’s management or the Board.

Following the departure of both directors, the Registrant will continue to satisfy the Board of Directors composition requirements because (i) the Board of the Registrant will continue to have a majority of independent directors following such resignations and (ii) the standing committees will each continue to consist of three independent members of the Board.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1 Press release dated March 3, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOXIAN, INC.

Date: March 3, 2021	By:	/s/ Hao Qing Hu
	Name:	Hao Qing Hu
	Title:	Chief Executive Officer